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                                                                    Exhibit 10.3



                              AMENDMENT NUMBER ONE

         This AMENDMENT NUMBER ONE (hereinafter the "Amendment") is made and entered into as of this 31 day of January, 2003, by and between REPUBLIC SERVICES, INC., a Delaware corporation, (hereinafter the "Company") and TOD HOLMES, a Florida Resident (hereinafter the "Employee"):

                                    RECITALS

         WHEREAS, the Company and the Employee have heretofore entered into a certain Employment Agreement dated as of October 25, 2000 ("Employment Agreement"; terms defined therein being used herein as therein defined); and

         WHEREAS, the Company and the Employee wish to make amendments to the Employment Agreement as set forth below;

         A. For all purposes therein, Section 2 of the Employment Agreement is hereby amended to insert the following:

         2.       Compensation.

                                      ***

         (l) Tax and Estate Planning. During the term of this Agreement, the Employee shall be reimbursed, on an annual basis, for all out-of-pocket expenses reasonably incurred by him for financial, tax and estate planning, provided that the total amount of such reimbursement for any year shall not exceed two percent (2%) of his Base Salary in such year. The Employee shall retain the right to determine the provider for any such services.

         B. For all purposes therein, Section 4(a) of the Employment Agreement is hereby deleted and substituted in lieu thereof is the following:

         4.       Termination of Employment by Employee for Change of Control.

         (a) Termination Rights. Notwithstanding the provisions of Section 2 and Section 3 of this Agreement, in the event that there shall occur a Change of Control (as defined below) of the Company and within two years after such Change of Control the Employee's employment hereunder is terminated by the Company without Cause or by the Employee for Good Reason, then the Company shall be required to pay to the Employee (i) the


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                  Severance Payment provided in Section 3(c), except that the continuation of Salary under 3(c) shall be for three (3) years from the date of termination and that the Severance Payment shall be paid in a single lump sum in full, (ii) the product of three multiplied by the maximum Bonus that Employee would have been eligible for with respect to the Fiscal Year in which such termination occurs, assuming that all performance objectives are met, in a single lump sum. The foregoing payments shall be made no later than 10 days after the Employee's termination pursuant to this Section 4. To the extent that payments are owed by the Company to the Employee pursuant to this Section 4, they shall be made in lieu of payments pursuant to Section 3, and in no event shall the Company be required to make payments or provide benefits to the Employee under both Section 3 and Section 4.

         C. All other provisions or terms of the Employment Agreement are hereby ratified and confirmed, including but not limited to, the provisions and terms of Sections 5, 6, and 7 thereof.

         IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment effective as of the date first written above.


                                    REPUBLIC SERVICES, INC., a Delaware
                                    corporation


                                    By: /s/ James E. O'Connor
                                       ----------------------------------------

                                    Its: Chairman and Chief Executive Officer
                                        ---------------------------------------

                                    EMPLOYEE:

                                    /s/ Tod Holmes
                                    -------------------------------------------
                                    TOD HOLMES


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